LEASE OF REAL PROPERTY

This Property Lease (this "Lease") is entered into as of this 6th day of February 2012 (the "Effective Date") by and between Alisa Risinger, property owner, (hereinafter referred to as "Lessor") and Lily Group, Inc., an Indiana corporation (hereinafter referred to as "Lessee").

In consideration of the promises and obligations specified in this Lease and other good and valuable consideration, the receipt of which is hereby acknowledged by both parties, Lessor and Lessee agree as follows:

1. Description of the Leased Premises.
Lessor hereby leases to Lessee and Lessee hereby leases from Lessor all the surface lands owned by Lessor and located in Greene County, Indiana more particularly described in Exhibit A attached hereto and incorporated herein (the "Property").

2. Term of Lease.
The term of this Lease shall be ten (10) years from the Effective Date and continue as long thereafter as Lessee, its successors or assignees, is (i) conducting operations for the development or operation of a coal mine on or within the Property, or (ii) removing coal or performing reclamation obligations from areas within five (5) miles of the Property.

3. Consideration for Lease.

A. Royalties. Lessee shall pay to Lessor, at the address provided herein for notices or at such other place as Lessor may from time to time designate in writing, a production royalty per ton of coal mined, transported from the Landree Mine property as of the Effective Date, which includes only such coal owned or leased by Lessee as of the date hereof (the "Landree Mine Property"), sold, and paid for. Such production royalty shall be calculated as the greater of either (i) Twenty-Five Cents ($0.25) per ton or (ii) forty-one hundredths of one percent (0.41%) of the F.O.B. Mine Price. The percentage F.O.B. Mine Price shall be computed monthly on average F.O.B. Mine Price for the total tonnage sold relating to the Landree Mine Property during that period. The royalty for coal sold during any month during the Term shall be paid within thirty (30) days following the receipt of such payable.

"F.O.B. Mine Price" shall mean the invoice sale price, as adjusted by quality allowances of coal mined and sold from the Landree Mine Property, F.O.B. mine, exclusive of any and all freight and/or transportation charges, state, federal, and local taxes, surtaxes or severance taxes, which may be imposed on a per ton basis or computed by reference to the sale of the coal, including (by way of example only and not limited to) sales and use taxes, severance taxes, the Reclamation Fee imposed by the Surface Mining Control and Reclamation Act of 1977, and any amendments thereto, and the tax imposed by the Black Lung Amendments of 1978, and any amendments thereto.

In the event Lessee commingles coal mined from the Landree Mine Property with coal mined from other real estate, Lessee may determine the amount of coal mined from the Landree Mine Property by standard industry practice using the surveyed quantity or other similar method. Any determined coal tonnage shall be reduced by loss by reason of dilution, wash plant processing and production of coal.

B. Calculation of Royalty. For purposes of calculating the royalty described in the Paragraph above, the coal shall also include any low-coal content merchantable product that is sometimes sold and shipped under various trade names including, but not limited to, bone, coal, fuel and middlings. The term "ton" referred to herein shall mean 2,000 pounds. Lessee shall keep a true record showing the amount of coal mined, and Lessor shall have the right to inspect such records at all reasonable times.

C. Non-Arms Length Transactions. If any of the coal mined from the Landree Mine Property is consumed by Lessee or an affiliate of Lessee, is sold to an affiliated company of Lessee or is otherwise not sold in an arm's length transaction (an "Affiliated Transaction"), the price of the Leased Coal for the purposes of calculating the royalty paid under Paragraph 3(A) shall be based upon the gross payment received by Lessee in other arm's length market transactions occurring during the month that the Affiliated Transaction occurred. If no arm's length transactions occurred during such month, then the price shall be determined by surveying other mining operations producing coal of similar quantity and quality during the month of the Affiliated Transaction.

D. Reporting. Each monthly royalty payment shall be accompanied by a report setting forth:

(i) the month's volume and tonnage of shipped coal;
(ii) Month beginning and month ending balances of the total mined raw coal; and
(iii) The applicable gross realization from the tons of coal sold to purchasers, including:
    (a) the contract or invoice price or arm's length price;
    (b) adjustments for premiums or charges for quality; and
    (c) any deductions for costs for transportation or delivery to the purchasers.

4. General Uses by Lessee.

A. Use of the Property. Lessee shall have the right to use the Property at all times during the Term with such persons, tools, machinery and equipment as may be necessary or helpful for the purposes of mining, processing, and removing coal. Lessee shall further be permitted to construct facilities upon the surface of the Property that are reasonably necessary to conduct Lessee's mining operations. Lessee and its agents and contractors shall conduct all mining activities permitted under this Lease in a good, workmanlike manner. Lessee shall be solely responsible for obtaining all necessary permits or other approvals.

B. Title. Lessor represents and warrants to Lessee that Lessor has complete fee simple and merchantable title to the Property and the unconditional right to grant to Lessee the rights specified herein, all of which ownership of Lessor is free of all liens and encumbrances which would interfere with the purposes of this Lease. Lessor releases and waives all dower rights, and rights under all homestead exemption laws, respecting the Property.

5. Lessee Responsibilities And Maintenance.

A. Cost of Mining Operations; Facilities. Lessee shall pay all costs related to mining operations and all construction, maintenance, utility, taxes or other costs related to Lessee's equipment or Lessee-installed facilities located on or about the Property. Lessee is further responsible for the removal Lessee's equipment and raw materials from the Property after completion of this Lease. If such equipment and material assets are not removed within six

(6) months after termination, Lessor shall have the right to remove said assets at Lessor's profit or Lessee's expense.

B. Applicable Law. Lessee shall, at Lessee's sole expense, conduct its mining operations in compliance with all applicable county, state and federal laws, statutes, rules, orders and regulations, including but not limited to all laws, rules, orders and regulations applicable to the removal of coal, reclamation and monitoring of land, safety of employees and persons, and any other subject matter that may be applicable to Lessee's coal operations.

C. Restoration. Unless otherwise directed by Lessor, Lessee shall, upon termination or expiration of this Lease, remove all above-ground facilities constructed on the Property and all equipment, machinery, and all other personal property used in Lessee's operations or otherwise located on or within the Property, and shall restore the surface of the Property to similar condition as existed as of the Effective Date.

6. Liens.

Lessee shall indemnify, protect and hold Lessor harmless from and against any and all laborer's, materialmen's and/or mechanics liens that may attach to the Property by reason of the Lessee's use of the Property, and Lessee shall not permit any such lien to remain undischarged for more than thirty (30) days; provided, however, that Lessee may in good faith contest any such lien at Lessee's expense provided that Lessee shall first obtain an appropriate bond to cause the lien to be released from the Property.

7. Insurance.

Lessee shall, during the Term of this Lease, at its sole cost and expense, carry the following insurance:

A. Commercial General Liability ("CGL") in an amount not less than Five Million ($5,000,000) combined single limit per occurrence with an aggregate of at least Ten Million ($10,000,000) for Bodily Injury, Property Damage and contractual liability coverage.

B. Commercial Auto Liability in an amount of not less than One Million ($1,000,000) combined single limit per occurrence.

C. Workers' Compensation and Employers' Liability Insurance coverage in compliance with the statutory requirements of the state of Indiana, with employers' liability of no less than $1,000,000 per occurrence, accident or disease.

8. Lessee To Hold Lessor Harmless.

A. Indemnification. Lessee shall indemnify and hold Lessor harmless against and from all expenses, liabilities, obligations, damages, penalties, claims, accidents, costs and expense, including reasonable attorney's fees paid, suffered or incurred for (i) death or damage or injury to persons or property in whole or in part as a result of any breach by Lessee, Lessee's agents, independent contractors, servants, employees or licensees, of any covenant or condition of this Lease, (ii) as the result of Lessee's use and occupancy of the Property or any part thereof (including but not limited to any fines incurred by Lessor as a result of Lessee's use and occupancy or the failure by Lessee to comply with applicable law), or (iii) the carelessness, negligence or improper conduct of the Lessee, Lessee's agents, servants,

employees, customers, visitors or licensees. In case any action or proceeding is brought against Lessor by reason of any such claim, Lessee, upon written notice from Lessor, will at Lessee's expense, resist or defend such action or proceeding. The indemnification provided by this Paragraph shall not apply to matters, which arise directly as a result of Lessor's negligence.

B. Environmental Damage. Without limiting the generality of Paragraph 8(A), Lessee hereby indemnifies Lessor and agrees to hold Lessor harmless from and against any and all loss, liability, damage, injury, cost, expense, including, but not limited to attorneys' fees, and claims of any kind whatsoever paid, incurred or suffered by, or asserted against Lessor for, with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Property of any Hazardous Materials (as defined herein) after the Effective Date, but only to the extent arising out of, in connection with or related to, the use of the Property by Lessee, and from the presence of any Hazardous Material in, on or about, the Property but only to the extent arising out of, in connection with or related to Lessee's use of the Property and to the extent such Hazardous Material was placed or created on the Property by or through Lessee, and including, without limiting the generality of the foregoing, any loss, liability, damage, injury, cost, expense or claim asserted or arising under any Environmental Law (as defined herein). The obligations of Lessee under this Paragraph 8(B) shall extend to any costs to remediate any portion of the Property and costs related to any short term or on-going monitoring required by Lessor or applicable law. The indemnity provided by this Paragraph 8(B) shall not apply to any condition existent or Hazardous Material on the Property prior to the Effective Date. The provisions of this Paragraph shall survive the termination of this Lease. As used herein the term "Environmental Law" shall mean any federal, state or local law, statute, decree, decision, order, ordinance, code, rule or regulation, including, without limiting the generality of the foregoing, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substance Control Act of 1976, the Comprehensive Environmental response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. §9601, et seq.); the Clean Water Act of 1977 (33 U.S.C. §1251, et seq.); the Clean Air Act (42 U.S.C. §7401, et seq.); the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901, et seq.); the Safe Drinking Water Act (21 U.S.C. §349, 42 U.S.C. §§201 and 300f through 300j-9); the Toxic Substances Control Act (15 U.S.C. §2601, et seq.), and any federal, state or local so-called "Superfund" or "Superlien" law or ordinance relating to the emission, discharge, release, threatened release into the environment of any pollutant, contaminant, chemical, hazardous, toxic or dangerous waste, substance or material (including, without limitation, ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of such substances and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder. As used herein, the term "Hazardous Material" shall mean any pollutants, contaminants, chemicals, hazardous, toxic or dangerous waste, substance or material, or any other substance or material regulated or controlled pursuant to any Environmental Law now or at any time hereafter in effect, including any other substances defined as "hazardous substances" or "toxic substances" in any Environmental Law.

9. Surrender.

Upon the expiration or termination of this Lease, Lessee shall surrender the Property to Lessor, subject to Paragraph 5(C).

10. Memorandum of Lease.

Upon request of Lessee, either this Lease shall be recorded or a Memorandum of this Lease in recordable form shall be executed by both parties and recorded in the Office of the Recorder of Greene County, Indiana.

11. Indiana Law.

This Lease shall be interpreted in accordance with and be governed by the laws of the State of Indiana and any legal action, if any, shall be brought in the State of Indiana.

12. Modification of Lease.

This Lease may be modified only upon written agreement between Lessor and Lessee.

13. Default.

A. Events of Default. The failure of Lessee to pay the royalty provided herein when due or the failure of either party to perform any of the other terms or provisions of this Lease shall be an event of default.

B. Notice. Neither party shall declare the other party in default under this Lease pursuant to an event of default without first giving the other party written notice of an intention to declare a default, specifying the default and giving the other party sixty (60) calendar days from the service of such written notice to cure such default. In the event that the event of default occurs on the part of Lessor and is not cured within the time after notice provided, then Lessee may cure such default and deduct the cost thereof from the royalty next due. In the event that the event of default occurs on the part of Lessee and is not cured within the time provided after notice, then Lessor may terminate this lease. Upon such termination, Lessee shall have no further rights or obligations hereunder, except that Lessee shall be required to pay any royalty due for activities through the date of termination and shall comply with all applicable laws, rules, and regulations governing land reclamation or monitoring with respect to the Property and shall have the right to enter and remain upon the Property to comply with such reclamation or monitoring obligations and shall pursue such reclamation or monitoring to completion with reasonable diligence. In such event, Lessor shall not permit any mining activities or other activities on the Property, which would interfere with the reclamation or monitoring obligations of Lessee during the period of reclamation provided by law.

14. Miscellaneous Provisions.

A. Waiver. No waiver of any condition or covenant of this Lease or failure to exercise a remedy by either Lessor or Lessee shall be considered to imply or constitute a further waiver by such party of the same or any other condition, covenant, or remedy.

B. No Joint Venture. Lessor and Lessee agree that this Lease and all acts done in compliance with this Lease shall not be deemed to create any relationship between Lessor and Lessee other than the relationship of a lessor and a lessee.

C. Rights of Entry. Lessor, its employees and agents, shall at all times during the term of this Lease have the right to enter the Property in order to inspect, examine, surveyor measure same or any part thereof, or for any other lawful purpose, and for these purposes to use freely such means of access to the Property without interference, hindrance or molestation from Lessee, its employees and agents, and other persons. Lessor's rights under this paragraph shall be exercised in such a manner so as not to unreasonably interfere with the operations of Lessee and so as not to violate any governmental rule or regulation.

D. Payment of Taxes. Lessee covenants to pay when due and payable, all taxes, assessments, rates, excises, levies or licenses, permits or other fees, or other governmental charges, general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature whatsoever that may be assessed or levied against the Property or the improvements thereto (the "Taxes") related to Lessee's operations hereunder. All Taxes not attributable to Lessee's operations hereunder shall be paid by Lessor. If Lessee's portion of the Taxes are not paid by Lessee directly to the applicable governing authority, Lessor may pay such Taxes and invoice Lessee for the same. Lessee shall pay such invoice within thirty (30) days following delivery of such invoice by Lessor.

E. Attorney's Fees. In any dispute arising between the parties, the prevailing party with respect to each issue raised shall be entitled to recover its reasonable costs and expenses incurred in connection with such issue any mediation, arbitration or suit as determined by the mediator, court or arbitrator, including attorneys' fees and court costs. The term 'prevailing party' shall include, but not be limited to, a party who obtains legal counselor brings an action against the other by reason of the other's breach or default and obtains substantially the relief sought whether by compromise, settlement or judgment.

15. Notice.

All notices required to be given under this Lease will be made in writing and will be sent by registered or certified mail to the parties, as follows:

Lessor: Alisa Risinger
2017 South 50 West
Sullivan, IN 47882

Lessee: Lily Group, Inc.
103 North Court Street
Sullivan, IN 47882

IN WITNESS to their agreement, the persons signing this Lease execute it for the Lessor and Lessee as of the Effective Date indicated above.

"LESSOR"

Alisa Risinger

Alisa Risinger

"LESSEE"

Lily Group, Inc.

Name: ____________________

Printed: R. Rick Risinger

Title: President

STATE OF INDIANA)
SS:
COUNTY OF ~~SULLIVAN~~ VIGO)

Before me, a notary public in and for said County and State, personally appeared Alisa Risinger, who acknowledged the execution of the foregoing Lease of Real Property to be her voluntary act and deed.

WITNESS my hand and Notarial Seal this 6th day of February, 2012.

My Commission Expires:

Oct 11, 2016

Notary Public

A Resident of Vigo County, Indiana

STATE OF INDIANA)
SS:
COUNTY OF VIGO)

Before me, a notary public in and for said County and State, personally appeared RICK RIBINGER who acknowledged the execution of the foregoing Lease of Real Property to be the voluntary act and deed of Lily Group, Inc.

WITNESS my hand and Notarial Seal this 6th day of February, 2012.

My Commission Expires:

Oct 11, 2016

Notary Public
A Resident of Vigo County, Indiana

H:\VIRGI Ltd, Inc\LEASE OF REAL PROPERTY v2.docx

Exhibit A

Description on Real Property

A part of the northeast quarter of the northeast quarter of Section 19, Township 8 North, Range 7 West, bounded as follows: Beginning at the northeast corner of said section running thence south on the section line to the north line of the right of way of the Chicago, Terre Haute and Southeastern Railroad; thence northwestwardly along said line of said right of way to its intersection with the north line of said Section 19; thence east to the point of beginning, containing 5 acres, more or less.

(and)

All that portion of the Southwest Quarter, of the Southwest Quarter, of Section 17, Township 8 North, Range 7 West, lying West of the centerline of the Old Monon Railroad right of way; as described in Deed Record 7, Page 1926, of the records of the Greene County Recorder's Office.

Containing 15.93 acres more or less.